Exhibit 99.1

USA Truck Reports Fourth Quarter and Full-Year 2016 Results

●	4Q 2016 EPS of ($0.48) versus $0.39 for 4Q 2015

●	4Q 2016 results include $2.8 million pre-tax non-cash impairment charge

●	Steps taken in 4Q and FY 2016 expected to position Company for profitability in first half of 2017 and beyond

Van Buren, AR – February 7, 2017 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, AR, today announced its financial results for the three months and year ended December 31, 2016.

For the fourth quarter of 2016, operating revenue was $103.1 million, compared with $118.0 million for the prior-year period. Base revenue, which excludes fuel surcharges, was $92.0 million, compared to $106.5 million for the same period in the prior year. For the fourth quarter of 2016, the Company reported a net loss of ($3.8) million, or ($0.48) per diluted share, compared to net income of $3.9 million, or $0.39 per diluted share, for the 2015 quarter, on a 2.1 million (20.7%) decrease in average diluted shares outstanding. The Company’s fourth quarter operating ratio was 104.5%, which includes the impairment charge, compared with 93.8% in the 2015 quarter.

The fourth quarter of 2016 included a $2.8 million pre-tax, or $0.23 per share after-tax, impairment charge on assets held for sale, while the 2015 quarter included a $0.2 million benefit from lower costs associated with facility closures.

President and CEO, James Reed, commented, “USA Truck’s strategy is sound, while we have real work to do to execute and return to the levels of performance we expect. As I’ve gotten into the details of our business, I have the following initial observations:

●

People. The Company has committed hard-working people who have experienced repeated leadership changes. We are instilling a high-energy, performance-based, and results-oriented culture across the organization, and will continue to focus on the needs of our customers, our employees and our shareholders.

●

Trucking Turnaround. The performance of our Trucking segment has massive room for improvement. Intense focus on improving business fundamentals, key operating metrics and employee engagement are expected to drive this business to acceptable performance levels over the long run. In the shorter term, we believe a relentless focus on execution will make this segment of our business accretive to earnings in 2017. The two most immediate opportunities are seating a higher percentage of our tractor fleet with safe and productive drivers, and capitalizing on market conditions to improve base revenue yield. We believe there are latent opportunities in our yield today given passive management of this lever in the recent past and we expect our yield improvement process to stretch well beyond 2017. To the extent driver pay spikes with tighter regulations, or other costs increase, additional yield will be needed to reach our goals.

●

Fourth Quarter Performance. Our consolidated financial performance was unacceptable. Of the $11.9 million decrease in operating income, the largest components were an approximately 9.2% decrease in base revenue per loaded mile and fewer miles related to a reduced truck count, while lower fixed cost coverage and year-over-year claims expense also weighed on results.

●

Expectations. We have implemented a series of actions to reduce unseated trucks and continue to add independent contractors to our fleet. We remain focused on taking costs out of the business, having taken actions in the second half of 2016 expected to save $1.6 million annually, in addition to headcount reductions taken in January 2017 expected to save $0.8 million annually. We believe our focus on the balance sheet will reduce our leverage ratio to acceptable levels targeted to be between 2.5-3.0x our total debt and capital lease obligations, net of cash (“Net Debt”) to Adjusted EBITDA(a). We plan to continue to invest in the scope and services of USAT Logistics to provide more solutions for our customers and for USAT Logistics to generate approximately 45% of our consolidated revenue by the end of 2017. We believe this performance will position us well for the widely predicted tightening of capacity during the second half of 2017 and improved business conditions through 2018. Our expectation is to return to profitability in the first half of 2017 and beyond.”

Trucking

Martin Tewari, President-Trucking noted, “Trucking base revenue declined 14.1% to $61.4 million in the fourth quarter of 2016, while operating income declined $10.7 million. The negative factors contributing to the difference in Trucking adjusted results (pre-tax) in the quarter included: (i) approximately $2.4 million attributable to lower base revenue per loaded mile, (ii) approximately $1.4 million related to a smaller fleet, (iii) approximately $1.6 million attributable to an increase in insurance and claims expense, (iv) approximately $1.4 million less gain on sale of assets, and (v) approximately $4.1 million in lower fixed cost coverage.

It is imperative we improve our freight mix to replace the rate per mile lost during 2016. We are encouraged by pricing trends for 2017 based on recent contract renewals, the reduction in new truck builds in 2016, and the regulatory changes in 2017 that we expect to constrain industry-wide capacity. We expect to realize price upside related to recent awards by mid-February 2017 and are aggressively looking to upgrade our freight mix in the current bid season. We expect this price lift will allow us to increase our base revenue per seated tractor per week by approximately 3-5% over the 2016 full year average.

The used equipment market remains a challenge as well, but we believe the steps taken during 2016 will reduce this market risk on USA Truck during 2017. The $2.8 million fourth quarter charge marked our assets held for sale to expected disposition values, and we expect to sell this equipment during the first half of 2017.

Our focus on controllable costs yielded meaningful benefits that we expect to be ongoing. The fourth quarter was the first full quarter of insourcing our road assistance program and retiring certain high-cost tractors, which contributed to a $1.7 million improvement in operations and maintenance expense compared with the fourth quarter of 2015. We also reduced non-driver head count and corporate overhead during the quarter by approximately $1.0 million annually and have taken additional organizational steps in the first quarter of 2017 that are expected to decrease ongoing fixed costs.

From an operating metric perspective, performance was mixed. On the positive side, average miles per seated tractor improved by 4.9% versus the fourth quarter of 2015 and empty miles percentage improved 20 basis points compared with the fourth quarter of 2015. Base revenue per seated tractor per week increased sequentially to $3,018 during the fourth quarter of 2016 from $2,997 in the third quarter of 2016. Progress in these areas is indicative of our efforts to align available resources with the strongest available freight flows.

The in-service fleet size decreased compared with the fourth quarter of 2015 as we continued our efforts to right-size the fleet and had challenges with driver retention. Seated tractor count was down 101 tractors, or 6.1%, from the third quarter of 2016 and down 171 tractors, or 10.0%, year over year. Our goal is to increase our seated truck count by approximately 5-7% throughout 2017, over the fourth quarter 2016 average.”

USAT Logistics

Jim Craig, EVP-Chief Commercial Officer and President-USAT Logistics stated, “USAT Logistics operating revenue declined 12.0% to $33.2 million, while gross margin tightened 40 basis points and operating income decreased $1.2 million. Operating income was again impacted by lower revenue per shipment driven by changing freight mix while margin levels remained relatively flat. Revenue improved as the fourth quarter progressed with October demand falling short of expectations, while November and December both showed improving load, revenue and margin performance. Net revenues and gross margin percentage exceeded internal expectations in both November and December of 2016.

As we move into 2017, USAT Logistics is pursuing new growth. To further expand our Logistics business and to better support our assets operating in Mexico, we are announcing the establishment of USAT Logistics de Mexico, an experienced team in Central Mexico that brings in-depth market knowledge and customer and carrier relationships. In addition, our Plus Power fleet expansion grew sequentially by approximately 15% in the fourth quarter of 2016. For our agent initiative, we are presently at 21 contracted agents who are being trained on USAT Logistics’ systems and service capabilities.

Throughout the quarter, USAT Logistics remained focused on generating sufficient return on investment (or “ROI”) on personnel investments and fixed overhead expenses. The regional center network was reconfigured in October, converting Seattle and Buffalo to sales offices, reporting to regional centers in Sacramento and Chicago, respectively. During the quarter, USAT Logistics reduced fixed overhead by approximately $0.6 million annually.”

Full-Year Results

For the year ended December 31, 2016, operating revenue was $429.1 million, compared with $507.9 million for the prior-year period. Base revenue, which excludes fuel surcharges, was $388.2 million, compared to $449.0 million for 2015. The Company reported a net loss of ($7.7) million, or ($0.90) per diluted share for 2016, compared to net income of $11.1 million, or $1.06 per diluted share in 2015, on 1.9 million (17.8%) fewer average shares outstanding. Included in net loss per diluted share for 2016 was $5.3 million, or $0.38 net-of-tax, per diluted share relating to restructuring, impairment and other costs. Included in net earnings per diluted share for 2015 was $0.75 million, or $0.04, net-of-tax, per diluted share related to debt extinguishment and $2.7 million, or $0.17, net-of-tax, per diluted share relating to restructuring, impairment and other costs. On an adjusted basis, earnings (loss) per diluted share were ($0.46) for the year ended December 31, 2016 as compared to $1.27 for 2015.(a)

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
Trucking:	2016	2015	2016	2015
Operating revenue (in thousands)	$69,953	$80,284	$294,526	$354,480
Operating (loss) income (in thousands) (1)	$(6,181)	$4,523	$(14,789)	$11,088
Operating ratio (2)	108.8%	94.4%	105.0%	96.9%
Adjusted operating ratio (3)	109.8%	93.9%	103.5%	95.5%
Total miles (in thousands) (4)	40,375	42,758	172,591	186,686
Deadhead percentage (5)	13.3%	13.5%	12.9%	12.6%
Base revenue per loaded mile	$1.754	$1.932	$1.746	$1.885
Average number of in-service tractors (6)	1,705	1,804	1,774	1,970
Average number of seated tractors (7)	1,547	1,718	1,674	1,824
Average miles per seated tractor per week	1,986	1,894	1,972	1,963
Base revenue per seated tractor per week	$3,018	$3,164	$2,998	$3,235
Average loaded miles per trip	585	538	583	582

USAT Logistics:
Operating revenue (in thousands)	$33,182	$37,700	$134,573	$153,454
Operating income (in thousands) (1)	$1,543	$2,749	$7,273	$11,983
Net revenue (in thousands) (8)	$6,164	$7,063	$25,645	$28,529
Gross margin percentage (9)	17.9%	18.3%	18.2%	18.0%

(1)	Operating income or loss is calculated by deducting operating expenses from operating revenues.
(2)	Operating ratio is calculated as operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.
(3)

Adjusted operating ratio is calculated as operating expenses less unusual items, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. See GAAP to non-GAAP reconciliation below.

(4)	Total miles include both loaded and empty miles.
(5)	Deadhead percentage is calculated by dividing empty miles into total miles.
(6)	Tractors include Company-operated tractors in service, plus tractors operated by independent contractors.
(7)	Seated tractors are those occupied by drivers.
(8)	Net revenue is calculated by taking revenue less purchased transportation.
(9)	Gross margin percentage is calculated by taking revenue less purchased transportation expense and dividing that amount by revenue. This calculation includes intercompany revenues and expenses.

Balance Sheet and Liquidity

As of December 31, 2016, Net Debt was $152.3 million and our stockholders’ equity was $58.5 million. Net Debt to Adjusted EBITDA(a) increased year-over-year to 4.8x compared with 1.6x as of December 31, 2015. As of December 31, 2016, we had approximately $45.9 million of borrowing availability under our revolving line of credit.

Impairment Charge

During the fourth quarter of 2016, based on the significantly lower prices expected to be received by the Company for tractor disposals related to overall weakness in Class 8 used truck pricing, the Company recorded an impairment charge of $2.8 million on certain of its assets held for sale to reduce the carrying value to fair value less selling costs.

Fourth-Quarter 2016 Conference Call Information

USA Truck will hold a conference call to discuss its fourth-quarter 2016 results on February 7, 2017 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the “Investor Relations” section of the Company’s web site www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. A telephone replay of the call will also be available through February 14, 2017 and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10100020.

(a)About Non-GAAP Financial Information

In addition to our GAAP results, this press release also presents certain non-GAAP financial measures, as defined by the SEC. The terms “EBITDA”, “Adjusted EBITDA”, “adjusted operating ratio”, “adjusted operating income”, and “adjusted earnings (loss) per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines EBITDA as net income, plus interest expense net of interest income, provision for income taxes, and depreciation and amortization. It defines Adjusted EBITDA as these items plus non-cash equity compensation, restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment (excluding impairment of assets held for sale) and other costs, net of fuel surcharges, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted operating income is calculated by deducting operating expenses less restructuring, impairment (excluding impairment of assets held for sale) and other costs, net of fuel surcharges from operating revenues. Adjusted earnings (loss) per diluted share is defined as earnings or loss before income taxes plus loss on extinguishment of debt, restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits reduced by our statutory income tax rate, divided by weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on EBITDA, Adjusted EBITDA, adjusted operating ratio, adjusted operating income and adjusted earnings (loss) per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

EBITDA, Adjusted EBITDA, adjusted operating ratio, adjusted operating income, and adjusted earnings (loss) per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G, we have provided reconciliations of EBITDA, Adjusted EBITDA, adjusted operating ratio, adjusted operating income, and adjusted earnings (loss) per diluted share to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our yearend audit, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck is a capacity solutions provider of transportation and logistics services that include truckload, dedicated contract carriage, intermodal and brokerage spot market throughout the continental United States, Mexico and Canada.

This press release and related information will be available to interested parties at our website, www.usa-truck.com, under the “Financial Releases” tab of the “Investor Relations” menu.

Company Contact

Joseph Kaiser, PFO & CAO

USA Truck, Inc.

(479) 471-2672

Joseph.kaiser@usa-truck.com

Investor Relations Contact

Harriet Fried / Jody Burfening

LHA

(212) 838-3777

hfried@lhai.com

USA TRUCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue:	2016	2015	2016	2015
Operating revenue	$103,135	$117,984	$429,099	$507,934

Operating expenses:
Salaries, wages and employee benefits	30,077	35,113	122,408	140,649
Fuel and fuel taxes	10,667	11,316	43,179	58,511
Depreciation and amortization	7,672	7,529	29,954	37,480
Insurance and claims	5,328	3,681	21,154	21,183
Equipment rent	1,861	1,681	7,443	4,424
Operations and maintenance	6,570	8,304	34,252	39,644
Purchased transportation	37,321	39,341	148,972	161,370
Operating taxes and licenses	1,310	1,499	4,695	5,720
Communications and utilities	835	867	3,239	3,599
Gain on disposal of assets, net	(357)	(1,781)	(1,116)	(7,547)
Restructuring, impairment and other costs	--	(151)	5,264	2,742
Impairment on assets held for sale	2,839	--	2,839	--
Other	3,650	3,313	14,332	17,088
Total operating expenses	107,773	110,712	436,615	484,863
Operating (loss) income	(4,638)	7,272	(7,516)	23,071

Other expenses:
Interest expense, net	969	565	3,178	2,237
Loss on extinguishment of debt	--	--	--	750
Other, net	101	93	524	743
Total other expenses, net	1,070	658	3,702	3,730
(Loss) income before income taxes	(5,708)	6,614	(11,218)	19,341
Income tax (benefit) expense	(1,896)	2,677	(3,519)	8,272

Net (loss) income and comprehensive (loss) income	$(3,812)	$3,937	$(7,699)	$11,069

Net (loss) earnings per share information:
Average shares outstanding (basic)	7,975	10,033	8,550	10,337
Basic (loss) earnings per share	$(0.48)	$0.39	$(0.90)	$1.07

Average shares outstanding (diluted)	7,975	10,059	8,550	10,401
Diluted (loss) earnings per share	$(0.48)	$0.39	$(0.90)	$1.06

GAAP TO NON-GAAP RECONCILIATIONS

(UNAUDITED)

(dollar amounts in thousands, except per share amounts)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended
	12/31/2016	09/30/2016	06/30/2016	3/31/2016
Net (loss) income	$(3,812)	$(734)	$(1,346)	$(1,807)
Add:
Depreciation and amortization	7,672	7,411	7,599	7,272
Income tax benefit	(1,896)	(224)	(75)	(1,324)
Interest expense, net	969	913	731	565

EBITDA	2,933	7,366	6,909	4,706
Add:
Non-cash equity compensation	281	302	262	131
Restructuring, impairment and other costs	--	--	--	5,264
Impairment on assets held for sale	2,839	--	--	--
Severance costs included in salaries, wages and employee benefits	142	--	697	--

Adjusted EBITDA	$6,195	$7,668	$7,868	$10,101

ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
(Loss) earnings per diluted share	$(0.48)	$0.39	$(0.90)	$1.06
Adjusted for:
Loss on debt extinguishment	--	--	--	0.07
Severance costs included in salaries, wages and employee benefits	0.02	--	0.10	--
Restructuring, impairment and other costs	--	(0.02)	0.61	0.27
Income tax expense effect of adjustments	(0.01)	0.01	(0.27)	(0.13)
Adjusted diluted (loss) earnings per share	$(0.47)	$0.38	$(0.46)	$1.27

ADJUSTED OPERATING RATIO RECONCILIATION

(UNAUDITED)

(dollar amounts in thousands)

Consolidated	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenue	$103,135	$117,984	$429,099	$507,934
Less: Fuel surcharge revenue	11,156	11,475	40,929	58,981
Base revenue	91,979	106,509	388,170	448,953
Operating expense	107,773	110,712	436,615	484,863
Adjusted for:
Restructuring, impairment and other costs	--	151	(5,264)	(2,742)
Severance costs in salaries, wages and employee benefits	(142)	--	(839)	--
Fuel surcharge revenue	(11,156)	(11,475)	(40,929)	(58,981)
Adjusted operating expense	$96,475	$99,388	$389,583	$423,140
Operating ratio	104.5%	93.8%	101.8%	95.5%
Adjusted operating ratio	104.9%	93.3%	100.4%	94.3%
Operating income	$(4,638)	$7,272	$(7,516)	$23,071
Adjusted operating income	$(4,496)	$7,121	$(1,413)	$25,813

Trucking Segment	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$70,377	$80,911	$295,807	$356,528
Less: intersegment eliminations	424	627	1,281	2,048
Operating revenue	69,953	80,284	294,526	354,480
Less: fuel surcharge revenue	8,591	8,846	32,090	46,799
Base revenue	61,362	71,438	262,436	307,681
Operating expense	76,134	75,761	309,315	343,392
Adjusted for:
Restructuring, impairment and other costs	--	151	(4,848)	(2,742)
Severance costs in salaries, wages and employee benefits	(142)	--	(839)	--
Fuel surcharge revenue	(8,591)	(8,846)	(32,090)	(46,799)
Adjusted operating expense	$67,401	$67,066	$271,538	$293,851
Operating ratio	108.8%	94.4%	105.0%	96.9%
Adjusted operating ratio	109.8%	93.9%	103.5%	95.5%
Operating income	$(6,181)	$4,523	$(14,789)	$11,088
Adjusted operating income	$(6,039)	$4,372	$(9,102)	$13,830

USAT Logistics	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$34,373	$38,514	$140,847	$158,295
Less: intersegment eliminations	1,191	814	6,274	4,841
Operating revenue	33,182	37,700	134,573	153,454
Less: fuel surcharge revenue	2,565	2,629	8,839	12,182
Base revenue	30,617	35,071	125,734	141,272
Operating expense	31,639	34,951	127,300	141,471
Adjusted for:
Restructuring, impairment and other costs	--	--	(416)	--
Fuel surcharge revenue	(2,565)	(2,629)	(8,839)	(12,182)
Adjusted operating expense	$29,074	$32,322	$118,045	$129,289
Operating ratio	95.3%	92.7%	94.6%	92.2%
Adjusted operating ratio	95.0%	92.2%	93.9%	91.5%
Operating income	$1,543	$2,749	$7,273	$11,983
Adjusted operating income	$1,543	$2,749	$7,689	$11,983

USA TRUCK, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	December 31,
	2016	2015
Assets
Current assets:
Cash	$122	$87
Accounts receivable, net	55,127	53,324
Other receivables	6,986	11,253
Inventories	413	748
Assets held for sale	4,661	7,979
Prepaid expenses and other current assets	6,187	4,876
Total current assets	73,496	78,267
Property and equipment:
Land and structures	31,500	32,910
Revenue equipment	269,953	289,045
Service, office and other equipment	25,295	22,156
Property and equipment, at cost	326,748	344,111
Accumulated depreciation and amortization	(106,465)	(137,327)
Property and equipment, net	220,283	206,784
Other assets	1,189	1,405
Total assets	$294,968	$286,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,779	$24,473
Current portion of insurance and claims accruals	10,665	10,706
Accrued expenses	7,533	8,836
Current maturities of capital leases	16,742	12,190
Insurance premium financing	3,943	—
Total current liabilities	57,662	56,205
Deferred gain	652	701
Long-term debt, less current maturities	96,600	70,400
Capital leases, less current maturities	35,133	18,845
Deferred income taxes	37,900	37,943
Insurance and claims accruals, less current portion	8,558	8,585
Total liabilities	236,505	192,679
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common Stock, $.01 par value; 30,000,000 shares authorized; issued 12,156,376 shares, and 11,946,253 shares, respectively	122	119
Additional paid-in capital	68,041	67,370
Retained earnings	58,172	65,871
Less treasury stock, at cost (3,849,815 shares, and 2,286,608 shares, respectively)	(67,872)	(39,583)
Total stockholders’ equity	58,463	93,777
Total liabilities and stockholders’ equity	$294,968	$286,456